Sotheby's EST. 1744

Sotheby's (France)
76 rue du Faubourg Saint-Honoré
CS 10010 75384 Paris cedex 08
Tel +33 (0)1 53 05 53 05

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SAS au Capital de 1 600 714,68 Euros
RCS 303 263 735 Paris APE 748 K
VAT registration number: [***]
www.sothebys.com

Account number	[***]
Invoice number	[***]
Invoice date	20 October 2023
Sale currency	EUR

Masterworks Gallery, LLC agent for Masterworks Cayman SPC, acting on behalf of its Gallery Segregated Portfolio
225 Liberty Street
Floor 29
NEW YORK NY 10281-2699
USA

Invoice for Modernités

Sale PF2316 - 19 October 2023

LOT 22 - Kazuo Shiraga, Kenju, oil on canvas, 1991

Hammer price	580.000,00 EUR
Buyer's premium	150.800,00 EUR
Overhead premium	5.800,00 EUR
Lot total	736.600,00 EUR

Invoice total	736.600,00 EUR

- Payment of 736.600,00 EUR is due on 16 February 2024

We can only accept payment from the buyer named on this invoice.

Bank transfers

- HSBC Paris
  38, Avenue Kleber
  75116 Paris, France

  SWIFT code [***]

  IBAN [***]

Please include your name, your account number ([***]) and invoice number ([***])

Cheques

- Make payable to "Sotheby's"
- Send to Post Sale Services:
  Sotheby's
  76 rue du Faubourg Saint-Honoré
  CS 10010
  75384 Paris cedex 08, France
- Late payment liable to interest
- Storage charges may apply

The lot(s) listed on this invoice have been sold subject to the margin scheme and are under Temporary Admission. Please refer to the catalogue for information on VAT refunds. According to our Conditions of Business, late payment will be liable to interest charges at Euribor 1 month base rate plus 6% per annum and you will be charged a flat fee of 40 EUR for recovery. Uncollected property will be subject to storage charges.

For assistance, please contact
Post Sale Services
E frpostsaleservices@sothebys.com

Sotheby's EST. 1744

Sotheby's (France)
76 rue du Faubourg Saint-Honoré
CS 10010 75384 Paris cedex 08
Tel +33 (0)1 53 05 53 05

Payment

Payment is due immediately after the sale. It is Sotheby's policy to accept payment only from the buyer named on the invoice. We reserve the right to decline payments received from anyone other than the invoiced party. Payment can be made by the following methods:

- Wire Transfer in Euro
- Visa, MasterCard and American Express. China Union Pay may be available for certain sales. Card payments may not exceed 40.000 EUR per sale, and can be made online at www.sothebys.com/en/invoice-payment.html Should you have any queries please call Post Sale Services on +33 (0)1 53 05 53 67.
- Via Sotheby's mobile app address noted above.
- Euro denominated cheque (made payable to Sotheby's) subject to the terms mentioned below
- Euro cash (subject to a maximum of 1000 EUR or for individuals with tax residence outside France who do not act for the purposes of a business, subject to a maximum of 15000 EUR, and to submission of a valid passport in the letter instance

If the payment is made by cheque, property will not be released until such cheques have cleared, unless payment has been made by bank cheque or if you have a pre-arranged cheque acceptance agreement (the application form is available from Post Sale Services).

Bank transfers should be sent to:

HSBC Paris, 38, Avenue Kleber, Paris, 75116, France

Account name	[***]
Account number	[***]
Sort code	[***]
Branch code	[***]
SWIFT code	[***]
IBAN	[***]

Please instruct your bank to include your name, Sotheby's account number and invoice number.

Liability for loss or damage

Buyers are reminded that Sotheby's accepts liability for loss or damage to lots for a maximum period of 30 calendar days after the auction. Please refer to the Conditions of Business for Buyers.

Request for identification

Sotheby's requires all clients to present government-issued identification to confirm their identity. Individual clients are requested to provide a copy of a passport, driver's licence or other government-issued identification card containing a photograph and address. Corporate clients are requested to provide a copy of a Certificate of Incorporation or other government-issued document indicating the bona fide existence of the corporation, as well as proof of the individual's authority to act on behalf of the corporation. If you have any questions about the appropriate type of identification document, please contact Post Sale Services.

Shipping services

Sotheby's offers a comprehensive shipping service. If you have received a shipping quotation or have any questions about the services we offer, please contact Post Sale Services.

When Sotheby's is responsible for shipping property outside the European Union, an invoice may be reissued without taxes (as applicable) once Post Sale Services has received a shipping quote signed by the buyer.

If you make your own arrangements, the invoice must be paid in full including taxes, then taxes may be refundable under certain circumstances after the property has been exported.

Exporting property

The export of any lot from France or import into any other country may be subject to one or more export or import requirements or restrictions. It is the buyer's sole responsibility to obtain any necessary export and import authorisation. The denial of any licence or delay in obtaining such licence shall not justify cancellation or rescission of the sale or any delay in payment.

Sotheby's upon request and for an administrative fee may apply for a licence to export your lot(s) outside France.

If you require any further information about the export of your property, please contact Post Sale Services.

Sales and use tax

Local sales/use taxes may become payable upon import of purchases into certain states in the US. Buyers should obtain their own advice in this regard. In the event that Sotheby's ships purchased items into a US state in which Sotheby's is registered to collect sales tax, Sotheby's is obliged to collect and remit the respective state's sales/use tax in effect on the total price of the lot includes hammer price, buyer's premium, overhead premium, artist's resale right levy and any requested shipping services including insurance, as applicable, of such items, regardless of the country in which the purchaser resides or is a citizen, unless a valid Resale Exemption Certificate has been provided to the Sotheby's Post Sale Services prior to the release of the property.

Local Tax Advisor

Sotheby's recommends that clients with questions regarding U.S. sales or use taxes related to property purchased at auction should seek tax advice from their advisors.

Collection

In order to collect your property the following is required:

- Your payment in full (including any interest, handling and storage charges due) must be received and cleared.
- The person collecting must present valid identification as noted in "Request for Identification".
- You must provide written authorisation for anyone collecting on your behalf. Please include the person's full name and the property to be collected.

All lots will be available for collection during, or after each session of the sale either at 76 rue du Faubourg Saint-Honoré or at 6 rue Duras, 75008 Paris, on presentation of the paid invoice with the release authorisation from Post Sale Services.

We recommend that our buyers contact our Post Sale Services department in order to organise the shipment of their purchases once payment has been cleared. Once the sale is complete the property may be transferred to a third party warehouse:

VULCAN ART SERVICES
135 rue du Fossé Blanc 92230 Gennevilliers
T + 33 (0)1 41 47 94 00
Opening hours: 8:30am - 12:00pm / 2:00pm - 5.00pm
Contact: Shipping Department of Vulcan

Please note that handling costs and storage fees are borned by Sotheby's during the first 45 days (or 75 days if the Buyer is a Platinum member of Sotheby's Preferred programme) after the sale, and will be at the buyer's expense after this time.

Storage and handling charges

Any purchased lots that have not been collected within 45 days (or 75 days if the Buyer is a Platinum member of Sotheby's Preferred programme) from the date of the auction will be subject to handling and storage charges at the following rates:

Small items (such as jewellery, watches, books, ceramics, and mostpaintings or small items of furniture): one-time handling fee of 50 EUR per lot plus storage charges of 6 EUR per day per lot;

Large items (items that cannot be lifted or moved by one person alone and items such as monumental sculpture): one-time handling fee of 100 EUR per lot plus storage charges of 12 EUR per day per lot; up to a maximum aggregate handling fee of 500 EUR per sale for all item sizes.

A lot's size will be determined by Sotheby's on a case by case basis (typical examples given above are for illustration purposes only).

All charges are subject to VAT, where applicable.

All charges are payable to Sotheby's at Post Sale Services.

Storage charges will cease for purchased lots which are shipped through Sotheby's from the date on which we have received a signed quote acceptance and its payment from you.

Artist's resale right

Pursuant to applicable laws, Sotheby's collects the royalties due to artists for lots with a hammer price in excess of 750 Euros at the following rates :

Sotheby's EST. 1744

Sotheby's (France)
76 rue du Faubourg Saint-Honoré
CS 10010 75384 Paris cedex 08
Tel +33 (0)1 53 05 53 05

Portion of the hammer price (in Euros)	Royalty Rate
From 0 to 50,000	4%
From 50,000.01 to 200,000	3%
From 200,000.01 to 350,000	1%
From 350,000.01 to 500,000	0.5%
Exceeding 500,000	0.25%

The Artist's Resale Right payable is the aggregate of the amount payable under the above rate bands, subject to a maximum royalty payable of 12,500 Euros for any single lot each time it is sold. The maximum royalty payable of 12,500 Euros applies to works sold for 2 million Euros and above.

Contact information

Post Sale Services (Mon - Fri 9:30am - 12:30pm / 2:00pm - 6:00pm)
E frpostsaleservices@sothebys.com

Sotheby's EST. 1744

Sotheby's (France)
76 rue du Faubourg Saint-Honoré
CS 10010 75384 Paris cedex 08
Tel +33 (0)1 53 05 53 05

SAS au Capital de 1 600 714,68 Euros
RCS 303 263 735 Paris APE 748 K
VAT registration number: [***]
www.sothebys.com

Masterworks Gallery, LLC agent for Masterworks Cayman SPC,
acting on behalf of its Gallery Segregated Portfolio
225 Liberty Street
Floor 29
NEW YORK NY 10281-2699
USA

Account number	[***]
Date	20 October 2023
Sale currency	EUR

Lot image & details

Please keep this for your records

Kazuo Shiraga, *Kenju*, oil on canvas, 1991

Sale	Modernités
Sale number & date	PF2316 - 19 October 2023
Lot number	22
Shipping Dimensions (L x W x H)	94,00 x 6,20 x 119,80 CM
Purchase Price (excluding any taxes)	€ 736.600,00